UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HAWK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	34-1608156 (I.R.S. Employer Identification No.)

200 Public Square, Suite 1500, Cleveland, OH (Address of Principal Executive Offices)	44114 (Zip Code)
Hawk Corporation Deferred Compensation Plan
(Full Title of the Plan)

Copy to:
Ronald E. Weinberg	Marc C. Krantz, Esq.
Chairman, Chief Executive Officer and President	Kohrman Jackson & Krantz P.L.L.
Hawk Corporation	1375 East 9th Street, 20th Floor
200 Public Square, Suite 1500	Cleveland, Ohio 44114
Cleveland, Ohio 44114	216-696-8700
(216) 861-3553
(Name, address, telephone number, including area code of agent for service)
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per share	offering price	registration fee
Deferred Compensation Plan Obligations (1)	$5,000,000	100%	$5,000,000______	$153.50

(1)	The Deferred Compensation Plan Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Hawk Corporation Deferred Compensation Plan described herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I is included in documents sent or given to participants in the Hawk Corporation Deferred Compensation Plan (the “Plan”) pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by Hawk Corporation (the “Company” or the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	The Company’s Proxy Statement filed with the Commission on April 23, 2007;

(c)	The Company’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2007, June 30, 2007 and March 31, 2007;

(d)	The Company’s Current Reports on Form 8-K dated November 13, 2007, November 6, 2007, August 9, 2007, June 1, 2007, May 30, 2007, May 23, 2007, May 14, 2007, March 23, 2007, February 8, 2007, February 5, 2007, February 2, 2007 and January 11, 2007; and

(e)	All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicated all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (other than portions of these documents not deemed to be filed).
Item 4. Description of Securities.
     The securities being registered pursuant to this registration statement represent obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the Plan effective June 1, 2007. Under the Plan, the Company’s executive officers and other eligible employees can elect to voluntarily defer up to 75% of their base salary and 100% of their bonus. All Company discretionary contribution amounts are subject to three year graded vesting and will be invested as directed by the Participant. Investments will be allocated to funds of the participant’s choosing. Participant account balances will appreciate or depreciate in value based on the actual performance of the investment allocations chosen by participants. Once deferrals and any discretionary Company contributions are credited to the Plan, the amounts can be transferred to other investment alternatives within the Plan at the participant’s discretion. At the time of enrollment, participants elect distribution dates. Participants may elect to receive this account balance in a lump sum payment or in annual installments, not to exceed five years from the valuation date.
     Upon the occurrence of a change in control (as defined in the Plan), amounts from a participant’s account will be distributed to the participant as soon as practicable. All account balances are payable upon death, disability, or six months after the participant ceases to be employed by the Company.
     The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Plan. The Company may, in its sole discretion, set aside in a separate account, a rabbi trust, or similar vehicle, amounts to be used for the payment of benefits under the Plan. Obligations rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are subject to the claims of its general creditors.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters with respect to the Obligations will be passed upon for the Company by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio (“KJK”). KJK is providing the opinion attached to this Registration Statement as Exhibit 5.1. Byron S. Krantz, Secretary and a director of the Company, is a partner in KJK. Mr. Krantz is the beneficial owner of 273,972 shares of common stock of the Company, of which 243,876 shares are held by the Krantz Family Limited Partnership (“KLP”), of which Mr. Krantz is the managing general partner, and 152 shares of Series D preferred stock of the Company, of which 33 shares are held by the KLP. Marc C. Krantz, Assistant Secretary and a partner in KJK, is the son of Byron Krantz and a limited partner in the KLP. Marc Krantz is also the trustee of trusts for his children that hold 2,000 shares of common stock of the Company. Other partners and employees of KJK may from time to time hold shares of the Company.

Item 6. Indemnification of Directors and Officers.
     Certain provisions of the Delaware General Corporation Law, the Company’s Second Amended and Restated Certificate of Incorporation and contracts provide that in certain cases, officers and directors of the Company will be indemnified by the Company against certain costs, expenses and liabilities that such officer or director may incur in his capacity as such. The Company maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers of the Company with respect to certain matters which may or may not also be covered by the Company’s indemnification obligations. Accordingly, the liability of such persons may be affected as a result thereof.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Hawk Corporation Deferred Compensation Plan

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein
Item 9. Undertakings.
(a)	The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 5, 2007.

Hawk Corporation
By:	/s/ Ronald E. Weinberg
Ronald E. Weinberg, Chairman, President and CEO

     Know All Men By These Presents, that each person whose signature appears below hereby constitutes and appoints Marc C. Krantz his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Ronald E. Weinberg	Chairman, President and CEO	December 5, 2007
Ronald E. Weinberg	(Principal Executive Officer)

/s/ Joseph J. Levanduski	Vice President – Chief Financial Officer	December 5, 2007
Joseph J. Levanduski	(Principal Financial and Accounting Officer)

/s/ Andrew T. Berlin	Director	December 5, 2007
Andrew T. Berlin

/s/ Paul R. Bishop	Director	December 5, 2007
Paul R. Bishop

/s/ Norman C. Harbert	Director	December 5, 2007
Norman C. Harbert

Name	Title	Date

/s/ Jack F. Kemp	Director	December 5, 2007
Jack F. Kemp

/s/ Byron S. Krantz	Director	December 5, 2007
Byron S. Krantz

EXHIBIT INDEX

4.1	Hawk Corporation Deferred Compensation Plan

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein